Exhibit 10.1 3040 North Campbell Ave. #110 Tucson, Arizona 85719 520-989-0022 520-623-3326 fax

Andrew Brodkey		President

March 31, 2011

Mr. Douglas Stimple
Llanos de Caldera, S.A. Cerrada
208 Van Buren Street
Copiapo, Chile

Re: Binding Letter of Intent for Participation in Zoro Mining Corp. Escondida (Chile) project

Dear Mr. Stimple:

Further to our previous discussions, Zoro Mining Corp., through its Chilean subsidiary Sociedad Zoro Chile, Limitada (collectively, "Zoro") is pleased to propose the following binding letter of intent ("LOI") for the participation of Llanos de Caldera, S.A. Cerrada ("LDC") in Zoro's Escondida project in Chile ("Escondida"), the mineral titles to which are more fully identified in Exhibit "A" attached hereto. This agreement sets forth the terms whereby LDC can earn an undivided 70% interest in Escondida, and following which the parties will form a joint venture to govern operations at Escondida, as follows:

1.

Earn-In Requirement. To earn the 70% interest specified herein, LDC must commence, pay for and complete qualifying Earn-In Expenditures totaling at least five hundred thousand dollars (US$500,000) within one (1) year of the date of this LOI ("Earn-In Term"). Earn-In Expenditures are defined as all the costs and expenses to complete the exploration, drilling, sampling and metallurgical testing program as set forth in the proposal from John Hiner, L. P. Geo., dated February 7, 2011 and attached hereto and incorporated herein as Exhibit "B" (the "Initial Exploration Program"), and include, in addition, all tax payments and related costs of maintaining the mineral titles to Escondida during the Earn-In Term ("Holding Costs") and payments for overhead expenses. Harold Gardner, a director of Zoro and a principal within LDC shall have oversight responsibility for the Initial Exploration Program, and LDC shall be the operator under this LOI. LDC shall have complete discretion regarding the implementation and performance of all exploration and development programs and the expenditure of funds in connection therewith. LDC shall provide Zoro with copies of all progress and final reports, information and data developed during the Initial Exploration Program.

2.

Declaration of Earn-In. At any time prior to or at the end of the Earn-In Term, LDC can elect to give notice in writing to Zoro that it has completed the Initial Exploration Program and has successfully incurred the Earn-in Expenditures for Escondida (the "Earn-In"). At such time, to the extent not previously done, LDC shall furnish Zoro with copies of all reports, information and data developed during the Initial Exploration Program, and satisfactory evidence of the incurrence and payment of the Earn-In Expenditures, which Zoro shall reasonably accept, and LDC shall be deemed to have earned an undivided 70% interest in Escondida. Upon reasonable request from LDC, Zoro shall cause the transfer of this 70% interest to LDC, or, alternatively, 100% of the property to the Joint Venture described below.

3.

Joint Venture and Joint Operating Agreement. At the time that Earn-In is achieved, the parties will form a Joint Venture and finalize and execute a Joint Operating Agreement ("JOA") to govern their interests in Escondida, modeled after the Rocky Mountain Mineral Law Foundation Form 5A--"Model Form for Exploration, Development and Mine Operating Agreement," containing at least the following provisions:

  an area of mutual interest ("AMI") clause extending 5 km outside the existing boundaries of the Escondida project provisions for programs, work plans and budgets (and approval procedures therefor) for further exploration and possible development of the project, including provisions for cost overruns standard (non-penalty)dilution provisions for failures to meet cash calls under approved programs and budgets creation of a Joint Venture management committee with three members elected to the committee; two members from LDC and one from Zoro clause which appoints LDC as the Operator/manager under the JOA provisions for terms of operatorship, including management fees for LDC the following customary representations and warranties from Zoro corporate existence and power of Zoro

    approval and enforceability of the Joint Operating Agreement and related agreements standard representations and warranties regarding tax matters and outstanding mining taxes good title to the Property with no royalties are payable (other than those created hereunder)

    no known materially adverse pending judicial or administrative actions or governmental notices no known materially adverse environmental matters

  standard indemnification from Operator

  customary minority approval rights and protections over certain matters, including:

    incurrence of project debt or creation of any other burdens or encumbrances on the property

  24 month financial audit rights

4.	Covenants during Earn-In.
a)

LDC shall conduct all its activities in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices and in material compliance with all applicable laws, including, but not limited to accounting for all expenditures and funds in accordance with GAAP, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the joint venture's assets. The Manager shall not be liable to the non-managing Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager's willful misconduct or negligence. To this extent, LDC shall indemnify, defend and hold harmless Zoro from any and all liabilities, costs and expenses relating to the activities of LDC thereon.

b)

LDC shall pay in a timely manner all Holding Costs during Earn-In and use commercially reasonable efforts to maintain the business, assets, and operations of Escondida in accordance with current practices.

	c)	Neither party shall, without the consent of the other, make, or enter into any contract, lease or agreement that would materially affect the property,
d)

The parties shall observe a 5 km Area of Mutual Interest ("AMI") outside of the existing property/concession boundaries, such that should either party obtain a property interest within the AMI, such interest shall automatically be subject to and be governed by the terms of this LOI and subsequent JOA.

	e)	LDC and its advisors will have reasonable access to the project, and Zoro will deliver to LDC upon request copies of all documents pertaining to Escondida
f)

The parties shall use their best efforts to obtain from their respective directors, shareholders or partners (as applicable) and all appropriate federal, provincial, municipal or other governmental, regulatory or administrative bodies such approvals or consents as are required (if any) to complete the transactions contemplated herein.

5.

Failure to achieve Earn-In. Should LDC elect not to fully fund or complete or fail to comply with the terms of the Earn-In, it shall be deemed to have withdrawn without earning any interest in Escondida, and it shall relinquish any residual rights to Zoro by way of quitclaim deed.

6.

Conditions. Each of the parties' obligations to consummate the transactions contemplated by this LOI is conditional upon the satisfaction of, or such party's waiver of satisfaction of, the following conditions:

	a)	Satisfaction by LDC of its Earn-In funding and other obligations under clause 1 above;
b)

All necessary authorizations, including regulatory approvals or governmental or stock exchange approvals, as may be required to complete lawfully the transactions contemplated hereby shall have been obtained;

	c)	No injunction, restraining order or decree of any Court or governmental authority shall exist against either party that prevents, or seeks to prevent, the transactions contemplated hereby.
7.	Termination. This LOI may be terminated only as follows:
	a)	by mutual written consent of the parties;
	b)	by Zoro if the obligations set forth under clause 1 above have not been satisfied by the timeframes provided therein;
8.	Confidentiality of Information.
a)

The terms of this Agreement and the joint venture and all information obtained in connection with the performance of the joint venture shall be the exclusive property of the Participants and, except as provided in Subparagraph (b) of this paragraph, shall not be disclosed to any person or entity or to the public without the prior written consent of the other party, which consent shall not be unreasonably withheld. The confidential restrictions contained in this paragraph shall be binding so long as this Agreement or the joint venture, as the case may be, are in effect, and shall continue to be binding upon any Participant who withdraws from the joint venture for 2 years following the date of withdrawal.

b)

The consent required by Subparagraph (a) above shall not apply to a disclosure: (i) to an affiliate, consultant, or contractor of a party that has a bona fide need for the information; (ii) to any person or entity which is considering purchasing of a Participant's participating interest or extending financing to a party; or (iii) to a government agency or to the public which a Participant believes in good faith is required by applicable laws or regulations or the rules of any stock exchange on which the party's shares are traded or to be traded. A Participant shall give written notice to the other party prior to any disclosure under this Subparagraph (b), and in the case of disclosures under clauses (i) and (ii), the disclosing Participant shall require the recipient of the confidential information to agree in writing to protect the information from further disclosure in accordance with this paragraph. Except as required by law or regulatory authority, neither Participant shall make any public announcements or statements concerning this Agreement or any activities conducted hereunder without the prior written approval of the other Participant, which approval shall not be unreasonably withheld.

9.

Expenses. Each party to this Letter agrees that it shall be responsible for the payment of any professional fees and expenses and other fees and expenses incurred by it in connection with this Letter and the transactions contemplated herein (including, but not limited to, fees and expenses of legal counsel, accountants, investment bankers, brokers or other representatives or consultants).

10.	Transfer Fees. All transfer taxes, stamp taxes, filing fees, recording costs and the like, relating to the Earn-In, will be borne by LDC.
11.

Binding Effect. This LOI and the terms contained herein are legally binding upon the parties with effect from the date hereof, and shall inure to the benefit of the respective successors and permitted assigns of the Participants.

12.

Entire Agreement. This LOI constitutes the entire agreement between the parties and supersedes all prior discussions, negotiations or agreements covering the subject matter hereof. No changes of, modifications of, or additions to this Letter shall be valid unless the same shall be in writing and signed by all parties hereto.

16.

Unenforceability. If any provision of this Letter shall be determined to be contrary to law and unenforceable by any Court, the remaining provisions shall be severable and enforceable in accordance with their terms.

17.

Disputes; Choice of Law. In the event of a dispute between the parties under this LOI, where negotiations between the chief executives of each Participant or their designated representatives, and mediation or conciliation attempts, are unsuccessful, all disputes will be arbitrated in Chile in accordance with the commercial Arbitration Rules of the United Nations Council on International Trade Law ("UNCITRAL"). Unless the parties mutually agree on one arbitrator, each party shall select one qualified arbitrator. Each of these arbitrators shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated. The arbitrators so chosen shall select a neutral arbitrator within ten (10) days of their selection. These three (3) arbitrators shall then constitute an Arbitrage Court. If the named arbitrators cannot agree on a neutral arbitrator, the arbitrators shall make application to the National Mining Society of Chile ("SONAMI"), who shall select a third disinterested person qualified by experience to hear and determine the issues to be arbitrated. This LOI shall be construed and interpreted according to the laws of the Republic of Chile, without regard to the application of choice of law principles.

18.

Press Releases. To the extent that Zoro is required or desires to issue press releases or other public information related to the venture, Escondida, or other items involving LDC, Zoro shall provide advance copies of such proposed releases to LDC for its consent, which shall not unreasonably be withheld.

19.

Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a party shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, traditional acts of God; labor disputes; instructions or requests of any government or governmental entity; acts of war or terrorism; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; inability to obtain drilling equipment or personnel able to reasonably test required drill targets or obtain access to drill sites according to a drilling program; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of environmental laws; action or inaction by any federal, state or local government or agency that delays or prevents the issuance or granting of any approval or authorization required to conduct activities or operations beyond the reasonable expectations of the party.

20.	Counterparts. This Letter may be signed in two or more counterparts which when taken together shall constitute one and the same instrument.
21.

Assignability. Neither this Letter nor any rights or obligations of a party hereunder may be assigned without the other party's prior written consent, except that the parties shall be permitted to assign to an affiliate. This letter shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and to their respective successors and permitted assigns. Nothing in this agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations, or liabilities.

22.	Notices. All notices , payments and other required communications ("Notices") to the parties shall be in writing, and shall be addressed respectively as follows:
	If to LDC:	Llanos de Caldera, S.A. Cerrada 208 Van Buren Copiapo, Chile Attention: President Email: halchileperu@yahoo.com with a copy to DouglasS@classichomes.com
	If to Zoro:	Zoro Mining Corp. 3040 N. Campbell Avenue, Suite 110 Tucson, Arizona USA 85719 Attention: President Email: abrodkey@kriyah.com

All Notices shall be given by either personal delivery to the party, electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or by registered or certified mail with return receipt requested. All Notices shall be effective and shall be deemed delivered:

a) If by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following the delivery;

b) If by electronic communication on the next business day following the receipt of the electronic communication; and

c) If solely by mail, on the same business day of the actual receipt of the Notice.

A party may change its address by Notice to the other party.

If the foregoing accurately sets forth our understanding, please so signify by signing the copy of this LOI in the space provided and returning it to the undersigned.

Very truly yours,

ZORO MINING CORPORATION

By:       __________________________

Name:  __________________________

Title:    __________________________

AGREED TO AND ACCEPTED THIS ________ DAY OF _________, 2011:

LLANOS DE CALDERA, S. A. CERRADA

By:       ___________________________

Name:  ___________________________

Title:   ____________________________

Exhibit "A" to Binding Letter Agreement dated March 31, 2011 between Zoro Mining Corp. and Llanos de Caldera, S.A. Cerrada